Exhibit 99.1

News > Smith-Midland > Financial > June 2015 Results
August 14, 2015

SMC Announces Financial Results for the Six Months Ended June 30, 2015
MIDLAND, Va. - Smith-Midland Corporation (OTCBB: SMID) announced that the company reported total revenue of $6.9 million for three months ended June 30, 2015 as compared to $6.4 million for the same period in 2014, an increase of $469,249, or 7.3%. The pre-tax income for the second quarter of 2015 was $393,857 compared to a pre-tax income of $67,981 for the same period in 2014, or an increase in the pre-tax income of $325,876. The Company had net income of $244,857 for the second quarter of 2015, as compared to net income of $29,981 for the same period in 2014, an increase of $214,876. The basic and diluted earnings per share was $0.05 for the quarter ended June 30, 2015 while the basic and diluted earnings per share was $0.01 for the same period in 2014.

The company reported total revenue of $11.1 million for six months ended June 30, 2015 compared to $12.1 million for the same period in 2014, a decrease of $1.0 million, or 8.0%. The pre-tax loss for the six months ended June 30, 2015 was $465,512 compared to a pre-tax loss of $491,555 for the same period in 2014, or an improvement of $26,043. The Company had a net loss of $279,512 for the six months ended June 30, 2015, compared to a net loss of $298,555 for the same period in 2014, a decrease of $19,043. The basic and diluted loss per share was $0.06 for the six months ended June 30, 2015 while the basic and diluted loss per share was $0.06 for the same period in 2014.

Rodney Smith, Chairman and CEO stated, “The Company is now fully on the road to recovery from the “Great Recession” with a small but significant profit for the second quarter of 2015.

The company’s most important news today is for the month of July, 2015 (the first month of the third quarter), the company’s net income was almost comparable to the total earnings of the second quarter. Management believes that the third quarter of 2015 will show a significant increase over that of the second quarter of the year.

“The Company continues to receive orders on a weekly basis, most of which will be put into production during 2015 with the remaining orders to be produced in 2016. At this point, we have enough orders to be profitable until the end of June 2016.

“We have begun to make great strides in our journey to become a fully lean company which is making us a much more efficient and effective company for our customers, our associates and our shareholders. As always, the goal of management, our associates and our board of directors is to increase the value of the Company each and every day.

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s web site at SMITHDELAWARE.com. The “Investor Relations” area will include the Company’s Form
10-K.

Media Inquiries:
William A. Kenter
wkenter@smithmidland.com
Sales Inquiries:
info@smithmidland.com